EXHIBIT 2.3

FINANCING CONTRACT UNDER CREDIT OPENING NO. 09.2.0769.1, SIGNED BETWEEN BANCO NACIONAL DE DESENVOLVIMENTO ECONÔMICO E SOCIAL - BNDES AND TIM CELULAR S.A., WITH INTERVENING OF A THIRD PARTY, AS FOLLOWING:

BANCO NACIONAL DE DESENVOLVIMENTO ECONÔMICO E SOCIAL - BNDES, herein referred as BNDES, a federal public company, with head office located in Brasília, Distrito Federal, and office in this City, at Avenida República do Chile no. 100, enrolled under the CNPJ no. 33.657.248/0001-89, represented by the undersigned;

and

TIM CELULAR S.A., hereinafter referred as BENEFICIARY, corporation; with head office located in São Paulo, State of São Paulo, at Avenida Giovanni Gronchi, no. 7.143, ZIP Code 05724-006, enrolled under the CNPJ/MF no. 04.206.050/0001-80, represented by the undersigned;

attending also as INTERVENING PARTY, TIM PARTICIPAÇÕES S.A., corporation, with head office located in Rio de Janeiro, State of Rio de Janeiro, at Avenida das Américas, no. 3.434, block 1, 7th floor, ZIP Code 22640-102, enrolled under the CNPJ no. 02.558.115/0001-21, represented by the undersigned, have agreed as the following:

FIRST

CONTRACT NATURE, VALUE AND PURPOSE

BNDES grants to the BENEFICIARY, via the present Contract, a credit line of two hundred million Reais (R$ 200,000,000.00), related to its common resources, consisting of resources from Workers’ Aid Fund (Fundo de Amparo ao Trabalhador - FAT), Special Deposits (Depósitos Especiais) and Participation Fund (Fundo de Participação – PIS/PASEP), in addition to other sources, regarding the law applicable where the referred source is located, intended for financing the working capital, inside the Special Credit Program (Programa Especial de Crédito - PEC-BNDES) scope.

SECOND

CREDIT AVAILABILITY

The credit will be available to the BENEFICIARY, by one installment, after the accomplishment of the utilization suspensive conditions referred in the Eleventh Clause, according the necessities to implement the funding project, regarding the financial schedule of BNDES, which depends on the resources definition to application, established by the National Monetary Council of Brazil (Conselho Monetário Nacional).

SOLE PARAGRAPH

The resources of this transaction will be available to the BENEFICIARY, through credit account opened in its name at the BNDES, which cannot be operated, and where the debts determined by law and contractually authorized by the BENEFICIARY will be made, at the time of release, and the remaining total resources balance will be immediately transferred to current account no. 102.464-9, owned by the BENEFICIARY at the UNIBANCO Bank (no. 409), agency no. 0300.

THIRD

INTERESTS

The interests on the BENEFICIARY principal will be of three integers and eighty-two hundredths percent (3.82%) per year (as compensation), above the Long-Term Interest Rate (Taxa de Juros de Longo Prazo – TJLP) released by the Central Bank of Brazil, plus one percent (1%) per year (financing costs provided in item II of the fifth paragraph of article 1 in the Provisional Presidential Decree no. 453, 1.22.2009, with wording by Provisional Presidential Decree no. 462, of 5/14/2009), observed the following systematic

I – Where the TJLP is higher than 6% (six percent) per year:

a)
The amount related to the TJLP portion which exceed six percent (6%) per year will be capitalized in the fifteenth (15th) day of each month of the term of this Contract and at the maturity or liquidation, subject to the provisions of Eighteenth Clause, and assessed on the incidence of the following capitalization term on the debit balance, considering all financial events occurred during the period

TC =
[(1 + TJLP)/1,06] n/360 -1 (The capitalization term equal to, open bracket, the ratio between the TJLP plus the unit, and one integer and six hundredths, closing bracket, to the power corresponding to the ratio between "n" and three hundred and sixty, less the result of such unit), as:

TC – capitalization term;
TJLP –	Long-Term Interest Rate, release by Central Bank of Brazil (Banco Central do Brasil); and
n –
number of days between the event day and the capitalization date, maturity or settlement of the obligation, considered as financial event all and any financial act or which result or may result modification in the debit balance of this Contract.

b)
The percentage of three integers and eighty-two hundredths percent (3.82%) per year above the TJLP (payment), referred to in the caput of this Clause, plus the non capitalized TJLP portion of six percent (6%) per year and one percent (1%) per year (financing cost provided in the item II of the fifth paragraph of article 1 of the Provisional Presidential Decree no. 453 of 1/22/2009, with wording amended by Provisional Presidential Decree no. 462, of 5/14/2009), will be on the debit balance, on the dates of interest enforceability referred in the Second Paragraph, or at maturity or settlement of this Contract, subject to the provisions of subparagraph "a", and considering the number of days from the date of each financial event and the enforceability dates mentioned above for the calculation of daily interest.

II – Where the TJLP is equal or lower than six percent (6%) per year:

The percentage of three integers and eighty-two hundredths percent (3.82%) per year  above the TJLP (payment), referred to in the caput of this Clause, plus the TJLP and one percent (1%) per year (financing cost provided in the item II of the fifth paragraph of article 1 of the Provisional Presidential Decree no. 453 of 1/22/2009, with wording amended by Provisional Presidential Decree no. 462, of 5/14/2009), will be on the debit balance, on the dates of interest enforceability referred in the Second Paragraph, or at maturity or settlement of this Contract, considering the number of days from the date of each financial event and the enforceability dates mentioned above for the calculation of daily interest.

FIRST PARAGRAPH

The amount referred on the item I, subparagraph "a", which will be capitalized, absorbed in the debt principal, will be payable according the Sixth Clause provisions.

SECOND PARAGRAPH

The amount established pursuant to item I, subparagraph "b" or in item II shall be capitalized monthly in the period between October fifteenth (15th), 2009, and October fifteenth (15th), 2010, and payable monthly, from November fifteenth (15th), 2010, including, jointly the principal installments and at maturity or settlement date of this Contract, subject to the provisions of Eighteenth Clause.

THIRD PARAGRAPH

If funds from the PIS/PASEP Participation Fund according the Complementary Law no. 26 of September 11, 1975 were used, the payable fees will be considered within the stipulated interest established in the caput of this Clause according the relevant legislation to the aforementioned Fund.

FORTH

CREDIT RESERVATION CHARGES

The BENEFICIARY will pay to BNDES the Credit Reservation Charges of one tenth percent (0.1%), collectable for a period of thirty (30) days, or fraction, and on:

I -	the unused balance of each credit installment from the day after its date of availability until the utilization date, when your payment will be payable; and

II -
the unused balance of credit, from the day of availability until the date of cancellation, made at the request of the BENEFICIARY, or BNDES, which payment will be payable on the date of the request or decision of the BNDES, as appropriate.

SOLE PARAGRAPH

The charge incidence on the referred by items I and II, above mentioned, occurs in case of fixation scheme of resources availability.

FIFTH

DEBT PROCESSING AND CHARGING

The collection of principal and charges will be made under Collection Notice issued by BNDES in advance for the BENEFICIARY settles these obligations by the dates of their maturities.

SOLE PARAGRAPH

The non-receipt of the Collection Notice does not excuse the BENEFICIARY obligation to pay the principal installments and charges on the dates established herein.

SIXTH

AMORTIZATION

The debt principal arising from this contract must be paid to the BNDES in twenty-four (24) successive monthly installments, each in the principal amount of unmatured debt, divided by the number of amortization installments not yet mature, the first installment matures in November the fifteenth (15th), 2010, subject to the provisions of Eighteenth Clause, pledging the BENEFICIARY to settle the final installment in October fifteenth (15th), 2012, all obligations under this Contract.

SEVENTH

REVENUE BINDING AND ASSIGNMENT

To ensure payment of the obligations under this Contract, as the debt principal, interest, fees, penalty, fines and costs are bound to, in favor of BNDES, by the BENEFICIARY, irrevocably, until final settlement of all obligations hereunder, the revenue received by the BENEFICIARY. The revenue will be deposited exclusively in a financial institution chosen by the BENEFICIARY, with approval from BNDES, which will act as administrator and centralizing bank of the bound revenue. In case there is a declaration of early maturity, or default, by BNDES of the financial obligations under this Contract, the BENEFICIARY will assigned the bound revenues, in favor of the BNDES, to the extent needed for debt settlement or payment of defaulted amount.

SOLE PARAGRAPH

The security referred to in the caput of this Clause will be formalized through the entrance of this Contract in Annex III of the Contract of Binding and Assignment of Revenues and Other Covenants, hereinafter referred as Assignment Agreement, signed on 12/12/2008 between the BENEFICIARY and the BNDES, with the interventions of CITIBANK, N.A. - BRAZILIAN BRANCH and BANCO CITIBANK S.A., a financial institution chosen by the BENEFICIARY, with consent of the BNDES, as a centralize bank and operator bank, respectively, to manage the bound and assigned revenue. The Assignment Agreement mentioned will be part of this Contract.

EIGHTH

LEGAL CRITERIA MODIFICATION OF RESOURCES PAYMENT
FROM PIS/PASEP AND FAT FUND

In the event the of payment of resources from PIS/PASEP Fund and Workers' Aid Fund – FAT transferred to BNDES legal criteria is substituted, the payment provided in Third Clause may, at discretion of BNDES, now be effected by use the new criterion for remuneration of those resources, or other, indicated by BNDES, which, besides preserving the actual value of the transaction, to pay the same level as before. In this case, BNDES will communicate the modification in writing to the BENEFICIARY.

NINTH

BENEFICIARY SPECIAL OBLIGATIONS

The BENEFICIARY is obliged to:

I.
comply, as applicable, until the final settlement of the debt hereunder, the "PROVISIONS APPLICABLE TO BNDES CONTRACTS," adopted by Resolution no. 665 of December 10, 1987, partially amended by Resolution no. 775, December 16, 1991, by Resolution no. 863 of March 11, 1996, by Resolution no. 878 of September 04, 1996, by Resolution no. 894 of March 06, 1997, by Resolution no. 927 of April 1, 1998, by Resolution no. 976 of September 24, 2001 and Resolution no. 1.571/2008 of March 04, 2008, all by the Board of BNDES, published in the Official Gazette (Section I) of December 29, 1987, December 27, 1991, April 08, 1996, September 24, 1996, March 19, 1997, April 15, 1998, October 31, 2001 and March 25, 2008, respectively, which copy is delivered in this act, to the BENEFICIARY, which, after acknowledge all the contents thereof, agree to accept it as integral and inseparable part of this Contract, for all purposes and legal effect;

II.
use of the full credit within twelve (12) months from the date of signing this Contract, without prevent the BNDES power to extend that period, before or after the deadline, under the bonds hereunder, upon written permission, by epistle, regardless of registration or other formality;

III.
in the event of a significant reduction of the BENEFICIARY staff occurs due the now funding credit, provide training program focused on job opportunities in the region and/or outplacement program for workers in other companies having submitted to BNDES for consideration a document specifying and certifying the completion of negotiations with the responsible representative(s) of the workers involved in the process of resignation

IV.	keep the obligations in good standing with the environmental agencies during the term of this Contract;

V.	observe, during the term of this Contract, the provisions of the applicable laws related to people with disabilities;

VI.
communicate to the BNDES, in the occasion of the event, name and CPF/MF of person who, exercise a remunerated activity according, or being among the owners, controllers or directors, has been sworn as a Congressman or Senator;

VII.
submit annually, until April 30th of the subsequent year, the company's financial statements with the base date of December 31, audited by independent auditing firm, registered with the Securities and Exchange Commission of Brazil (Comissão de Valores Mobiliários - CVM) until final settlement of all obligations under this Contract; and

VIII.
during the term of the contract, keep up their obligations to the National Telecommunications Agency of Brazil (Agência Nacional de Telecomunicações- Anatel), which failure could cause damage to the project implementation, and/or significantly affect the quality of service, and/or affect the capacity of payment by BENEFICIARY.

TENTH

CONTROLLING INTERVENING PARTY OBLIGATIONS

The Controlling Intervening Party TIM Participações S.A., qualified in this Contract preamble, agrees:

I -
subject to prior consent of BNDES any matters proposals concerning the encumbrance of any owned title or shares, issued by the BENEFICIARY, to sale, acquisition, merger, consolidation, division of assets or any other act that matters, or could become important to the modifications of BENEFICIARY current configuration or to transfer BENEFICIARY equity control, or the alteration of their status as BENEFICIARY controlling shareholder under art. 116 of Law No. 6.404 of 12/15/76;

II -	do not promote BENEFICIARY inclusion in corporate agreement, articles of incorporation or organization, of instrument which matters in:

a.	restrictions on the growth capacity of the BENEFICIARY or its technological development;
b.	restrict the BENEFICIARY access to the new markets, or
c.	restrictions or losses to the ability to pay the financial obligations related to BNDES transactions;

Ill -	do not promote actions or measures which may cause losses or change the economic-financial balance of the BENEFICIARY;

IV -
keep during the term of this Contract, until its final maturity date, the following financial ratios according the stipulated values below, to be verified each calendar semester, June and December, based on its consolidated financial statements with limited review in the first half, and full review at year end, carried out by external auditors registered at the Securities and Exchange Commission of Brazil (Comissão de Valores Mobiliários – CVM). The external auditors must issue the report of verification of financial indices to the BNDES, simultaneously to the publication of audit reports within a maximum of three (3) months after the close of each calendar semester:

a.	Capitalization Index (PL/AT): equal or higher than 0,35;
b.	EBITDA/ Net Financial Charges: equal or higher than 3,50;
c.	Total Financial Debt/EBITDA: equal or lower than 3,00;
d.	Short-term Net Financial Debt /EBITDA: equal or lower than 0.40 in 2009 and 0.35 from 2010.

V –	take the necessary measures to ensure the accomplishment of the present transaction purpose.

FIRST PARAGRAPH

In the event of noncompliance with any of the indices provided in item IV of this Clause, BNDES will be authorized, in each assessment period, in its sole discretion, within sixty (60) days, to choose: (i) presentation and protocol to the Telecommunications Department of the BNDES, the report of verification of the financial indicators referred to in item IV of this Clause or (ii) the issuance of audit reports of financial statements for each calendar semester between the early payment of this Contract or the blocking of funds amounting to three (03) times the value of the "Highest Installment" as provided in the Revenue Binding and Assignment Agreement and Other Adjustment, mentioned in the Sole Paragraph of Seventh Clause.

SECOND PARAGRAPH

For index assessment purposes in the item IV of this Clause, the following definitions and criteria must be used:

I.	PL= Stockholder’s Equity, including the Minor Shares.
II.	AT= Total Assets.
III.
EBITDA related to the gross profit, less the marketing, general, managerial and other net operating costs, plus depreciation and amortization included in the costs of services, cost of goods sold and operating expenses above mentioned.

IV.
Net Financial Expenses: sum of all financial expenses, less the sum of all financial revenue presented in the Income Statement sent to Securities and Exchange Commission of Brazil (Comissão de Valores Mobiliários - CVM), except interest on net equity or any other type of stockholders’ payment.

V.
Total Financial Debt: equal to the sum of TIM Participações S.A. consolidated outstanding debts, including loans and financing; issuance of fixed income securities, promissory notes and debentures, convertible or not in the local or international capital market; and the sale or transfer of future receivables, should be recorded as obligations, and other financial operations of the company's indebtedness, recorded in current liabilities and long-term liabilities

VI.
Short Term Financial Debt: equal to the sum of TIM Participações S.A. consolidated outstanding debts, registered in current liabilities, including loans and financing; issuance of fixed income securities, promissory notes and debentures, convertible or not in the local or international capital market, and the sale or transfer of future receivables, if they are recorded as obligations, and other financial indebtedness transactions of the company.

VII.	Net Short Term Financial Debt: Short Term Financial Debt less Availabilities (cash and financial investments).
VIII.	The parameters related to income (EBITDA and Net Financial Expenses) refer to the values of the last twelve (12) months previous to the assessment.
IX.
It will not be considered noncompliance with the financial index mentioned in subparagraph “b” of item IV of the caput of this clause, if the value obtained for the index is negative due to negative Net Financial Expenses.

THIRD PARAGRAPH

If it is not verified any non-compliance related to the next assessment period referred to in the First Paragraph of this Clause, the resources will be released to a BENEFICIARY current account with free access.

ELEVENTH

TERMS FOR CREDIT UTILIZATION

The use of credit, in addition to compliance, where applicable, the conditions laid down in Articles 5 and 6 of "PROVISIONS APPLICABLE TO BNDES CONTRACTS" above mentioned, and those established in the "STANDARDS AND INSTRUCTIONS FOR MONITORING", which refers to Article 2 of the same "PROVISIONS", is subject to the accomplishment of the following:

I –	For the utilization of the first credit installment: the BENEFICIARY must open a current account in the BNDES;
II –	For the utilization of each credit installment:

a.
non-existence of any economic-financial situation that, on BNDES discretion, could compromise the implementation of the project now funded in order to change it or prevent its implementation, in accordance with the project approved by BNDES;

b.
Debt Clearance Certificate (Certidão Negativa de Débito – CND) presentation by the BENEFICIARY, issued by the Internal Revenue Service of Brazil, through the INTERNET at www.previdenciasocial.gov.br or www.receita.fazenda.gov.br and verified by the BNDES in the same; and,

c.
proof of good standing situation with the environmental agencies, or when such evidence has already been submitted and is in force, BENEFICIARY statement about the continuity of the validity of such a document.

TWELFTH

GUARANTEE

TIM Participações SA, qualified in the preamble, agree with this Contract as guarantor and main payer, expressly waiving the benefits of articles 366, 827 and 838 of the Civil Code, and jointly and several liable, until the final settlement of this Contract, the faithful and accurate completion of all obligations undertaken herein by the BENEFICIARY.

THIRTEENTH

RECIPROCAL POWER OF ATTORNEY

BENEFICIARY and INTERVENING PARTY, hereby and irrevocably, establish themselves, reciprocally, with power of attorney until final resolution of the debt now assumed, with powers to receive summons, notices and subpoenas, and also empowered “ad judicia” to the forum in general, which may be to substitute for a lawyer, all with respect to any judicial or extrajudicial proceedings against them are promoted by. BNDES, as a result of this Contract and may perform all acts necessary for the proper and faithful performance of this mandate.

FOURTEENTH

NON-COMPLIANCE

If occurs a non-compliance of the undertaken obligations by the BENEFICIARY and by the INTERVENING, the provisions of arts. 40 to 47-A of "PROVISIONS APLICABLE TO BNDES CONTRACTS" must be observed, referred to in Ninth Clause, item I.

FIFTEENTH

FILLING FEE

In the event of court order to recover debt arising from this Contract, the beneficiary will pay a fine of ten percent (10%) over the debt principal and charges, in addition to extrajudicial, legal and attorney fees costs, payable from the date of commencement of the judicial recovery order.

SIXTEENTH

ADVANCED DEBT SETTLEMENT

In the event of advanced debt settlement, the guarantees will be discharged, according the other obligations as provided in the art. 18, second paragraph of the "PROVISIONS APPLICABLE TO BNDES CONTRACTS" referred in Ninth Clause, item I.

SEVENTEENTH

ADVANCED MATURITY

BNDES may declare this contract mature in advance, with the enforceability of the debt and restraining immediately any disbursement, if, in addition to the cases forecasted in articles 39 and 40 of "PROVISIONS APPLICABLE TO BNDES CONTRACTS", as referred to Ninth Clause , item I, are confirmed by the BNDES:
a.
the existence of a final sentence on the performance of activities by the Beneficiary, that may result in any breach to the legislation related to combating discrimination based on race or gender, child labor and slave labor;

b.
inclusion in corporate agreement, articles of incorporation or organization of the BENEFICIARY, or its controlling companies, for instrument which is especially required quorum for deliberation or approval of material to limit or control any of these companies by their controlling shareholders, or even the inclusion therein, of instrument which matters in:

i.	restrictions on the growth capacity of the BENEFICIARY or its technological development;
ii.	restrict the BENEFICIARY access to the new markets, or
iii.	restrictions or losses to the ability to pay the financial obligations related to BNDES transactions;

c.	reduction in the BENEFICIARY staff without meeting the provisions of item III in the Ninth Clause.

FIRST PARAGRAPH

In the event of use of funds granted under this Contract for any purpose other than that specified in the First Clause, BNDES, without loss to the provisions of this clause caput, will notify the fact to the Federal Prosecution Office, for the purposes and effects of Law no. 7492 on 06/16/86

SECOND PARAGRAPH

This Contract will also mature in advance, with the enforceability of the debt and restraining immediately any disbursement, in the event of a person exercising a remunerated activity for the BENEFICIARY, or being among the owners, controllers or directors, or any people subject to the bar provided by the Federal Constitution, article 54, items I and II, has been sworn as a Congressman or Senator. There will be no charges of default, provided that the payment occurs within five (5) working days from the date of the sworn, if not, the related charges established for the event of early maturity by default will be applicable.

EIGHTEENTH

MATURITY DATE ON HOLIDAYS

Every amortization of principal and charges maturity date that occur on Saturdays, Sundays or holidays in the country, in the state, county or city, including the bank will, for all intents and purposes of this Contract, moved to the following business day, and the charges calculated by this date, and starting also from that date, the following regular period of assessment and calculation of the costs of this Contract.

SOLE PARAGRAPH

For effect of the provisions in the caput of this Clause, except provided otherwise, must be considered the holidays in the location where the Beneficiary’s head office is located, which address is indicated herein.

NINETEENTH

BENEFICIARY STATEMENT

The BENEFICIARY states the provisions of this Contract were agreed according its Code of Ethics, available at http://www.timpartri.com.br.

The BENEFICIARY TIM CELULAR S.A. presented the Debt Clearance Certificate (Certidão Negativa de Débito – CND) no. 003282009-2120050, issued on June 22, 2009, by the Internal Revenue Service of Brazil.

The INTERVENING PARTY TIM PARTICIPAÇÕES S.A. presented the Debt Clearance Certificate (Certidão Negativa de Débito – CND) no. 001532009-17300115, issued on May 19, 2009, by the Internal Revenue Service of Brazil.

The instrument sheets were initialed by Cynthia Maria Idalgo Ruiz Quinta dos Santos, BNDES counsel, authorized by the legal agents undersigned:

In witness whereof, the parties have executed this Contract in three (3) counterparts of equal contents, in the presence of the witnesses below.

Rio de Janeiro, October, 06, 2009.

BNDES:

BANCO NACIONAL DE DESENVOLVIMENTO ECONÔMICO E SOCIAL – BNDES

Signatures Sheet of the Financing Contract under Credit Opening no. 09.2.0769.1, to be executed between BNDES and Tim Celular S.A., with intervening of a third party.

BENEFICIARY:

TIM CELULAR S.A.

INTERVENING PARTY:

TIM PARTICIPAÇÕES S.A

Witnesses:

Name:	Name:
ID No.:	ID No.:
CPF (Taxpayer ID No.):	CPF (Taxpayer ID No.):